Exhibit 12.1



          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges


                                               Six Months Ended
                                                   June 30

                                                1998      1997
                                                ----      ----
                                                 (In Millions)
Earnings:

   Earnings before income taxes                $ 525     $ 559
   Fixed charges, from below                     475       482
   Undistributed earnings of affiliates          (37)      (40)
   Interest capitalized                          (56)      (50)
                                                ----      ----
       Earnings                                $ 907     $ 951
                                                ====      ====

Fixed charges:

   Interest expense                            $ 173     $ 140
   Portion of rental expense representative
      of the interest factor                     302       342
                                                ----      ----

       Fixed charges                           $ 475     $ 482
                                                ====      ====

Ratio of earnings to fixed charges              1.91      1.97
                                                ====      ====
